EXHIBIT 99.1

[LOGO] STURM, RUGER & COMPANY, INC.
       SOUTHPORT, CONNECTICUT 06890 U.S.A.

                                                           FOR IMMEDIATE RELEASE

              STURM, RUGER & COMPANY, INC. ANNOUNCES THE REPURCHASE
                    OF 357,000 SHARES OF ITS COMMON STOCK IN
                           THE FOURTH QUARTER OF 2008

      SOUTHPORT, CONNECTICUT, January 8, 2009-- Sturm, Ruger & Company, Inc. (NYSE-RGR), today announced that during the fourth quarter of 2008 the Company repurchased 357,000 shares of its common stock for $2.4 million in the open market, including 309,000 shares repurchased in October 2008 and 48,000 shares repurchased in December 2008. These repurchased shares represent 1.8% of the outstanding shares as of the beginning of the fourth quarter of 2008. The average price per share repurchased was $6.74. These repurchases were funded with cash on hand.

      At December 31, 2008, $4.7 million remains authorized and available for share repurchases and 19.1 million shares remain outstanding.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation's leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.


                                     3 of 4

      The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.


                                     4 of 4